UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December14, 2005
RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky (State or other jurisdiction of incorporation)	0-20372 (Commission File Number)	61-0875371 (IRS Employer Identification No.)

10140 Linn Station Road, Louisville, Kentucky (Address of principal executive offices)	40223 (Zip code)
(502) 394-2100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.02 Termination of a Material Definitive Agreement.
     Res-Care, Inc. has terminated the Res-Care, Inc. 401(k) Restoration Plan (the “Plan”) effective December 1, 2005. ResCare’s Retirement Committee elected to terminate the Plan in light of the estimated cost of modifying and administering the Plan to comply with the recently enacted requirements of Section 409A of the Internal Revenue Code and the regulations adopted thereunder, which permit termination of noncompliant plans without penalty by December 31, 2005.
     Adopted by ResCare in 1995, the Plan permits certain highly compensated employees to defer compensation before tax without regard to the limits imposed by the Internal Revenue Code on tax-qualified savings and retirement plans. Approximately 20 employees and former employees participated under the Plan. The Plan permits a participant to defer from 1% to 15% of his or her compensation offset by the participant’s contribution to ResCare’s qualified 401(k) plan. ResCare’s contribution under the Plan is equal to the percentage of ResCare’s matching contribution to 401(k) plan participants generally less the amount of ResCare’s actual contribution to the participant’s account under the 401(k) plan. Account balances are credited with interest at a specified rate. The Plan is administered by the Company’s Retirement Committee, comprised of senior officers appointed by the Executive Committee of the Board of Directors.
     As a result of the termination of the Plan, ResCare will distribute by year end the entire balance of participant accounts under the Plan, which have been recorded as liabilities on the Company’s financial statements.
Item 8.01 Other Events
     On December 16, 2005, ResCare issued a press release to announce its 2006 guidance and other business items. A copy of the press release is attached to this report as Exhibit 99.1.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.
Date: December 16, 2005	By:	/s/ Ronald G. Geary
Ronald G. Geary
Chairman, CEO and President

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

99.1	Copy of press release issued by the Company on December 16, 2005.